Dryden Small-Cap Core Equity Fund, Inc.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, N.J.  07102-4077



                                   January 25, 2008



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

     Re:  Rule 24f-2 Notice for Dryden Small-Cap Core Equity
Fund, Inc.
          File Nos. 333-24495 and 811-08167

On behalf of the Dryden Small-Cap Core Equity Fund, Inc., enclosed for filing under the Investment Company Act of 1940, is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7503.

                                   Very truly yours,



                                   /s/    Grace C. Torres
                                   Grace C. Torres
                                   Treasurer